Exhibit 10.1

[BI-LO HOLDING, LLC LETTERHEAD]

January 11, 2012

Peter L. Lynch

President & CEO

Winn-Dixie Stores, Inc.

5050 Edgewood Court

Jacksonville, FL 32254-3699

Re:	Winn-Dixie Stores, Inc. Executive Retention Bonus Agreement

Dear Peter:

As you know, pursuant to the Agreement and Plan of Merger (“Merger Agreement”) among Opal Holdings, LLC, Opal Merger Sub, Inc., and Opal, Inc. (also known as Winn-Dixie Stores, Inc.) (the “Company”), dated as of December 16, 2011, Opal Merger Sub will be merged with and into the Company (the “Merger”), and the Company will become an indirect wholly-owned subsidiary of BI-LO Holding, LLC (“Parent”). To encourage you to remain with the Company and to use your best efforts to promote the success and profitability of the Company and its integration with Parent from the signing of the Merger Agreement through the end of the first full Grocery Period (as defined below) occurring after the Closing of the Merger (“Transition Period”), the Parent, on behalf of the Company, is pleased to offer you with the opportunity to earn a (i) Performance Bonus and (ii) Discretionary Bonus from the Company, as follows:

(i) You are employed by the Company pursuant to the terms of an Employment Agreement dated October 23, 2006 and amended by a First Amendment to Employment Agreement dated November 20, 2007 (collectively, the “Employment Agreement”). The Employment Agreement shall remain in full force and effect unless and until amended or terminated in accordance with its terms. Without waiving any of your rights under the Employment Agreement, you understand that on and after the closing of the Merger, you will no longer be the Chief Executive Officer or Chairman of the Board of the Company, but rather will be an adviser to the Company. You also acknowledge and agree that you will solely be an employee of the Company and not the Parent hereunder. As a result of the foregoing, Parent will not contest that your anticipated removal as the Company’s Chairman and Chief Executive Officer would give rise to your right to resign for Good Reason pursuant to Section 4(e) of the Employment Agreement.

Peter L. Lynch

January 11, 2012

(ii) Contingent upon the closing of the Merger, if you remain employed with the Company through the Transition Period, then for each Grocery Period ending within the Transition Period in which the Company meets its fiscal 2012 Budgeted EBITDA and Cash Balance Targets (each, a “Target”), as set forth in the latest revisions to the Company’s FY12 Annual Operating Plan and FY12 Cash Flow Forecast, and as determined by the Parent in good faith, in addition to all other compensation to which you may be entitled, you will be entitled to a Performance Bonus from the Company equal to the quotient of $750,000 divided by the number of Grocery Periods ending within the Transition Period. In the alternative, you may also earn the full $750,000 Performance Bonus if the Company meets its aggregate fiscal 2012 Budgeted EBITDA and Cash Balance Targets for the entire Transition Period, whether or not such performance goals were met in each and every Grocery Period ending within the Transition Period. In no event may the total Performance Bonus exceed $750,000. For purposes hereof, “Grocery Period” means the 28 consecutive day period typically construed as a so-called “grocery period” within the grocery industry, as reasonably determined by the Parent in good faith. Any portion of the Performance Bonus that is earned based on the Company’s unaudited financials as of the end of the Transition Period shall be paid to you by the Company within ten business days of the end of the Transition Period (the “Payment Date”), subject to normal withholding. If for any Grocery Period the Company cannot determine if the applicable Target has been achieved prior to the Payment Date, any additional earned but unpaid portion of the Performance Bonus shall be paid to you as soon as practicable following the Payment Date but in no event shall payment be made later than thirty days following the Payment Date. If your employment with the Company is terminated not for Cause under Section 4(d) of the Employment Agreement after the Closing but prior to the end of the Transition Period, you will nonetheless remain entitled to the Performance Bonus, payable as set forth above. For avoidance of doubt, if your employment is terminated for any other reason prior to the end of the Transition Period, no Performance Bonus is payable hereunder.

(iii) Contingent upon the closing of the Merger, if you remain employed with the Company through the end of the Transition Period; help drive the integration program (including assisting with the transition of the new management team and integration of the Company with the Parent); positively embrace and help others to positively embrace the proposed changes; and publicly support the new management’s decisions, all as determined in good faith by the Parent, then, at the sole discretion of the Board of Directors of Parent, in addition to all other compensation to which you may otherwise be entitled, you will also be entitled to a purely Discretionary Bonus of up to a maximum of $750,000, as determined in the sole discretion of the Board of Directors of Parent. This amount will be paid to you by the Company within ten business days of the final day of your employment, subject to normal withholding.

Peter L. Lynch

January 11, 2012

(iv) Your employment remains subject to the terms of the Employment Agreement. This Executive Retention Bonus Agreement (this “Agreement”) does not give you any right with respect to continued employment by the Company, Parent, their affiliates, or any successor or assign thereof, or the right to any specific amount of compensation, or to any particular Company or Parent assets beyond those set forth in the Employment Agreement. Any Performance Bonus or Discretionary Bonus earned hereunder shall not be considered compensation under any other Company or Parent employee benefit plan and shall not increase any amount due under any other such plan. For avoidance of doubt, any amounts earned hereunder shall not be considered in determining any severance benefit owed under your Employment Agreement or any benefits owed under any annual incentive plan, death benefit plan, or retirement plan. Amounts due hereunder are unfunded, unsecured general liabilities of the Parent. Your rights to benefits hereunder may not be alienated, transferred or assigned.

(v) The Parent shall have the right to interpret and construe all issues, eligibility, and benefits hereunder and to adjudicate all claims and appeals. The validity, interpretation, construction and performance of this Agreement shall in all respects be governed by the laws of the State of Florida. Any dispute relating hereto shall be settled exclusively by binding arbitration before a single arbitrator in Jacksonville, FL, pursuant to the Commercial Arbitration Rules of the American Arbitration Society. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Each party shall bear its own costs of arbitration and own attorney’s fees.

(vi) First the Discretionary Bonus and then the Performance Bonus payable under this Agreement will be reduced to the extent necessary to avoid the payment to you of an “excess parachute payment” subject to the loss of deduction and excise tax under Internal Revenue Code Sections 280G and 4999.

(vii) Benefits hereunder are expressly contingent upon you continuing to comply with the non-solicitation, non-disparagement, non-disclosure, and non-competition covenants set forth in Section 11 of your Employment Agreement, and such restrictive covenants are hereby incorporated by reference as if set out in full herein.

Peter L. Lynch

January 11, 2012

BI-LO Holding, LLC

By:	/s/ Marc L. Lipsky

Name: Marc L. Lipsky

Title: Vice President

Accepted:

January 12, 2012

/s/ Peter L. Lynch
Peter L. Lynch